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                                                                    Exhibit 99.2


                R. R. DONNELLEY & SONS COMPANY AND SUBSIDIARIES

                  Quarterly Consolidated Statement of Income
                   (Thousands of dollars except share data)
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                                                                   Quarter ended
                                                      -----------------------------------------------------     Year ended
                                                        Mar. 31       June 30       Sept. 30      Dec. 31      Dec. 31, 1996
                                                      ----------    ----------     ----------    ----------    -------------
Net sales                                             $1,177,622    $1,202,153     $1,248,702    $1,404,708     $5,033,185
Cost of sales                                            975,478       955,820        997,955     1,133,006      4,062,259
                                                      ----------    ----------     ----------    ----------     ----------
Gross profit                                             202,144       246,333        250,747       271,702        970,926
Selling and administrative expenses                      133,625       137,868        117,606       129,189        518,288
Restructuring and impairment charges                     426,825        14,884             --            --        441,709
                                                      ----------    ----------     ----------    ----------     ----------
Earnings from operations                                (358,306)       93,581        133,141       142,513         10,929
Other income (expense):
 Interest expense                                        (25,083)      (24,713)       (21,818)      (23,868)       (95,482)
 Gain on stock offerings of subsidiaries                      --        44,158             --        35,883         80,041
 Other income (expense), net                              15,119        (2,171)          (371)        4,244         16,821
                                                      ----------    ----------     ----------    ----------     ----------
(Loss) income before income taxes                       (368,270)      110,855        110,952       158,772         12,309
Provision for income taxes                               (41,947)       37,487         35,057        53,195         83,792
                                                      ----------    ----------     ----------    ----------     ----------
(Loss) income from continuing operations                (326,323)       73,368         75,895       105,577        (71,483)
(Loss) income from discontinued operations, net          (50,596)      (19,093)        (8,025)       (8,428)       (86,142)
                                                      ----------    ----------     ----------    ----------     ----------
Net (loss) income                                     $ (376,919)   $   54,275     $   67,870    $   97,149     $ (157,625)
                                                      ==========    ==========     ==========    ==========     ==========

(Loss) income from Continuing Operations per Share of Common Stock
 Basic                                                $    (2.12)   $     0.48     $     0.50    $     0.72     $    (0.47)
 Diluted                                                   (2.12)         0.47           0.49          0.71          (0.47)

Net (loss) income per Share of Common Stock
 Basic                                                $    (2.45)   $     0.35     $     0.45    $     0.66     $    (1.04)
 Diluted                                                   (2.45)         0.35           0.44          0.65          (1.04)

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